Riviera Holdings Corporation
                        2901 Las Vegas Boulevard South
                              Las Vegas, NV 89109
                      Investor Relations: (800) 362-1460
                              TRADED: AMEX - RIV
                              www.theriviera.com



FOR FURTHER INFORMATION:


AT THE COMPANY:                             INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO              Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                        (208) 241-3704 Voice
(702) 794-9442 Fax                          (208) 232-5317 Fax
Email:  dkrohn@theriviera.com               Email:   BetsyT@cableone.net

FOR IMMEDIATE RELEASE:

              RIVIERA REPORTS RESULTS FOR FOURTH QUARTER 2005

         LAS VEGAS, NV - March 8, 2006 -- Riviera Holdings Corporation (AMEX:
RIV) today reported financial results for the fourth quarter ended December 31, 2005. Net revenues for the quarter were $46.2 million, down $1.3 million or 2.8 percent from the fourth quarter of 2004. Income from operations was $2.7 million, down $2.5 million or 48.1 percent from the fourth quarter of 2004. Adjusted EBITDA (1) was $8.2 million, down $722,000 or 8.1 percent from the fourth quarter of 2004. Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity compensation, asset impairments, Sarbanes-Oxley Act expenses and mergers, acquisitions and development costs, as shown in the reconciliation to net income in the tables of this release (See Notes 1 and 2 to the Financial Summary Table). The net loss for the quarter was $3.9 million, or $0.32 per share, compared with a net loss of $1.5 million, or $0.13 per share, in the fourth quarter of 2004.

         Net revenues for the year ended December 31, 2005 were $202.2 million, up $877,000 or 0.4 percent from 2004. Income from operations was $22.4 million in 2005, down $2.6 million or 10.3 percent from 2004. Adjusted EBITDA (1) was $40 million in 2005 and 2004. The net loss for 2005 was $4 million, or $0.34 per share, compared with a net loss of $2.1 million, or $0.20 per share, in 2004. The net loss for 2005 was impacted by costs totaling approximately $3.6 million or $0.30 per share, including Sarbanes-Oxley Act expenses of $1.2 million, equity-based compensation of $1.6 million and asset impairments of $777,000.

Fourth Quarter 2005 Highlights

* Riviera Las Vegas RevPar (Revenue Per Available Room) increased $5 to $63
* Riviera Black Hawk EBITDA was up $576,000 or 14.6 percent
* The Company has $21 million in cash plus a $30.0 million revolver after making its $11.9 million bond interest payment on December 15

Riviera Las Vegas

         Robert Vannucci, President of Riviera Las Vegas, said, "Fourth quarter 2005 net revenues of 33.7 million were down $677,000 or 2.0 percent. EBITDA of $4.5 million was down $1.3 million or 22.0 percent. Total room revenues were up $925,000 or 9 percent. ADR for the quarter increased by $7.92 or 12.3 percent to $72.38; REV/PAR increased by 9.1 percent or $5.24 to $62.84. The increase in room revenues was offset by lower profits in gaming and increased employee benefit costs. Entertainment competition from new and existing shows at Strip properties resulted in a 30 percent decline in tickets sold to our shows in the quarter. This 47,000 reduction in show patrons also impacted our gaming revenues.

         "For the year, Riviera Las Vegas' net revenues increased by approximately $2.7 million, or 1.9 percent, from $148.0 million in 2004 to $150.7 million in 2005 primarily due to increased average daily rate for our rooms. Room revenues increased $5.1 million, as the average room rate increased $7.03 or 10.8 percent from $64.81 to $71.84 and hotel occupancy remained constant at 92.6 percent. Revenue per available room (Rev Par) increased $6.52 from $59.99 to $66.51 or 10.9 percent. The increase was due to a 15.0 percent increase in convention room revenue, which made up 42.9 percent of total room revenue. Revenues at the gaming tables increased $1.2 million due to an increase in hold percentage as customers continue to play new games, which generally have a higher hold percentage. Slot revenues increased slightly, however after deducting cash rebates and free play, net slot revenues were down $2.2 million or 5.1 percent. Our show attendance was down 25 percent or 163,000 patrons during 2005, which also impacted gaming revenues.

         "EBITDA decreased $369,000 or 1.4 percent from $27.2 million in 2004 to $26.8 million in 2005 primarily due to higher slot marketing costs in 2005 and higher payroll costs in other departments under union contracts."

Riviera Black Hawk

         Ron Johnson, President of Riviera Black Hawk, said, "Fourth quarter 2005 net revenue of $12.5 million was down $633,000 or 4.8 percent from the fourth quarter of 2004. EBITDA for the quarter of $4.5 million was up $576,000 or 14.5 percent from last year's fourth quarter. The current quarterly EBITDA of $4.5 million is a record for any fourth quarter in the history of our Black Hawk casino, and the second highest EBITDA ever recorded by our property. EBITDA margin of 36.4 percent was up 6.2 percentage points from the same period last year.

         "We were able to establish record levels of profitability in the quarter by continuing to focus our marketing dollars on our premier players, which helps us to avoid chasing revenues, and by effectively controlling variable expenses.

         "Net revenues for 2005 were $51.5 million, down $1.9 million or 3.5 percent from last year. EBITDA for 2005 was $17.3 million, up $398,000 or 2.4 percent, a record for any year in the history of our Black Hawk property. EBITDA margin for 2005 was a record 33.5 percent or 1.9 percentage points higher than in 2004.

         "We look forward to the opening of the extension of Main Street, currently scheduled for completion in the second quarter of 2006. The extension will provide easier access to Main Street from Highway 119 and make our parking garage the first and most convenient parking opportunity for patrons entering the Black Hawk market by way of Highway 119."

 Consolidated Operations

         William L. Westerman, Chief Executive Officer and Chairman of the Board, said, "In 2005, we maintained our adjusted EBITDA at the record levels achieved in 2004 even though both properties experienced difficult quarters during the year.

         "In Black Hawk, revenues declined as a result of the primary access road into Black Hawk being closed during the three summer months. Regardless, results from our Black Hawk casino for both the quarter and the year were outstanding.

         "In Las Vegas, hotel room and gaming revenues were up during the year. Our Las Vegas property continues to do very well in attracting convention business. However, we are making significant revisions to our marketing strategy in an effort to improve the return on our marketing dollars in Las Vegas.

         "Despite holding adjusted EBITDA at record levels, operating income fell by $2.5 million in 2005 versus 2004. Most disturbing was the $1.2 million that we spent to comply with Sarbanes-Oxley Act requirements, primarily because we became an accelerated filer. It is unfortunate that these new regulations come at such a high cost to relatively small public companies, such as the Riviera. Sarbanes-Oxley Act compliance reduced our operating income by approximately 5 percent in 2005. We hope Congress will address this issue and bring the costs associated with these new regulations down to a more reasonable level. Operating income was also reduced by a $1.6 million non-cash charge for equity-based compensation.

         "With the reopening of the Main Street extension in Black Hawk and more cost-effective marketing in Las Vegas, our focus for 2006 is the continued improvement in operations and bottom-line results at both of our properties."

CEO Stock Transactions

         On December 22, 2005, Mr. William L. Westerman, Chief Executive Officer, entered into an agreement with a group of buyers for the sale of 1.0 million of his shares of Riviera stock at $15.00 per share and the possibility of the sale of his remaining approximately 1.1 million shares at that same price. On January 8, 2006, the sale of the 1.0 million shares was consummated, which resulted in those shares becoming "restricted securities" under Rule 144 of the Securities and Exchange Commission. In connection with that agreement, it was publicly reported in Schedule 13D filed with the Securities and Exchange Commission that the buyers intended to commence negotiations with Riviera to acquire the Company at a price of not less than $15.00 per share. On March 2, 2006, discussions between the Special Committee of Riviera's Board of Directors and the buyers of Mr. Westerman's shares, concerning the possible acquisition of Riviera, terminated because the buyers and the Special Committee did not reach agreement on the acquisition price.

         From time to time, the Riviera may consider opportunities for developing its Las Vegas property, refinancing, joint ventures, mergers, and realizing the value of its stock through other means if and when they arise and the Company's Board of Directors considers them to be in the best interests of its shareholders.

Conference Call Information
         In conjunction with the release of fourth quarter 2005 financial results, Riviera will broadcast a conference call at 2 p.m. Eastern Standard Time on Wednesday, March 8, 2006. Investors can listen to the call via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=96408&s=wm&e=1214177 or www.theriviera.com or by dialing (888) 889-5602. The conference call rebroadcast is available at (877) 519-4471, code 7082252.

Forward -Looking Statements

         The forward-looking statements in this news release, which reflect our best judgment based on factors currently known to us, involve significant risks and uncertainties including expansion and modernization objectives and timetables, hotel and casino market conditions, financing requirements, interest rates, regulatory requirements and other risks and uncertainties detailed from time to time in filings with the Securities and Exchange Commission. Our actual results may differ materially from what is expressed or implied in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings

     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange ("AMEX") under the symbol RIV.
                                - Tables Follow -


Riviera Holdings Corporation
Financial Summary
                                Three Months Ended December 31       Twelve Months Ended December 31
                                ------------------------------       -------------------------------
($ in 000s except              2005      2004      Var     %Var     2005       2004      Var      %Var
 per share amounts)            ----      ----      ---     ----     ----       ----      ---      ----
Net Revenues:
Riviera Las Vegas               $33,697  $34,374  $ (677)    -2.0%  $150,688  $147,949    $2,739    1.9%
Riviera Black Hawk               12,472   13,105    (633)    -4.8%    51,539    53,401   (1,862)   -3.5%
                              ----------------------------         ------------------------------
  Total Net Revenues             46,169   47,479  (1,310)    -2.8%   202,227   201,350       877    0.4%
Operating Income:
Riviera Las Vegas                 2,513    3,836  (1,323)   -34.5%    19,065    19,271     (206)   -1.1%
Riviera Black Hawk                2,981    2,424      557    23.0%    10,941    10,919        22    0.2%
Mergers, Acquisitions
  and Development Costs, net      (311)    (183)    (128)    69.9%        65   (1,193)     1,258 -105.4%
Sarbanes Oxley Expenses           (591)        0    (591)            (1,233)         0   (1,233)
Equity-based Compensation         (421)        0    (421)            (1,627)         0   (1,627)
Asset Impairments                 (579)        0    (579)              (777)         0     (777)
Corporate Expenses                (887)    (865)     (22)    -2.5%   (4,045)   (4,038)       (7)   -0.2%
                              ----------------------------         ------------------------------
  Total Operating Income          2,705    5,212  (2,507)   -48.1%    22,389    24,959   (2,570)  -10.3%
Adjusted EBITDA (1):
Riviera Las Vegas                 4,530    5,806  (1,276)   -22.0%    26,789    27,158     (369)   -1.4%
Riviera Black Hawk                4,534    3,958      576    14.6%    17,282    16,884       398    2.4%
Corporate Expenses                (887)    (865)     (22)    -2.5%   (4,045)   (4,038)       (7)   -0.2%
                              ----------------------------         ------------------------------
  Total EBITDA                    8,177    8,899    (722)    -8.1%    40,026    40,004        22    0.1%
Adjusted EBITDA Margins (2):
Riviera Las Vegas                 13.4%    16.9%    -3.4%              17.8%     18.4%     -0.6%
Riviera Black Hawk                36.4%    30.2%     6.2%              33.5%     31.6%      1.9%
Consolidated                      17.7%    18.7%    -1.0%              19.8%     19.9%     -0.1%
                                        $
 Net income (loss)             $(3,861)  (1,467) $(2,394)           $(3,999)  $(2,086) $ (1,913)
EARNINGS PER SHARE DATA (3):

Weighted average basic and
 diluted shares
 outstanding                    11,914   11,295      619     5.5%    11,833    10,671     1,162   10.9%

Basic and diluted earnings
 per share                      $(0.32)  $(0.13)   $(0.19)           $(0.34)   $(0.20)   $(0.14)

(1) Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairment, Sarbanes-Oxley expenses and mergers, acquisitions and development costs, net, as shown in the reconciliation to net income
         (loss) in the tables of this release. In 2004, we entered into confidential discussions regarding a potential sale of our company. Discussions with one potential buyer, which commenced in 2004, ended in 2006, and we retained a $1 million fee paid to us by that party. Such amount is reflected in mergers, acquisitions and developments costs, net. Adjusted EBITDA is presented solely as a supplemental disclosure because we believe that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors. We use property-level EBITDA (earnings before interest, income taxes, depreciation, amortization and corporate expense) as the primary measure of the Company's business segment properties' performance, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance as an alternative to cash flows from operating activities as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report EBITDA or Adjusted EBITDA information may calculate it in a different manner than we do. A reconciliation of Adjusted EBITDA to net income
         (loss) is included in the financial schedules accompanying this release.
(2) Adjusted EBITDA margins represent Adjusted EBITDA divided by Net Revenues
(3) These amounts have been adjusted to reflect our three-for-one common stock split on March 11, 2005.

Riviera Holdings Corporation
Reconciliation of Net Income to Adjusted                                                             M&A,
EBITDA:                                                                                            Develop-
                                                                                       Equity-
                            Net     Interest                        Asset   Sarbanes-   based     ment and   Manag-
                                                                             Oxley
                           Income   Income &   Operating    Depr-   Impair-   Act       Comp-    Project    ement    Adjusted
                          (Loss)    (Expense)   Income      eciation  ment  Expenses   ensation  Costs,Net   Fee      EBITDA
                          -------   ---------   -------     --------  -----  ------   -----------------    ------    ------
 Fourth Quarter 2005:
Riviera Las Vegas        $2,532    $   19       $2,513      $2,479                                          (462)     $4,530
Riviera Black Hawk          597    (1,917)       2,514       1,091     467                                   462       4,534
Corporate                (6,990)   (4,668)      (2,322)        -       112    591       421       311         -        (887)
                         -------   -------     -------       ----      ----  ----       ----      ----       --       -----
                       $(3,861)   $(6,566)      $2,705      $3,570    $579   $591      $421      $311       $ -      $8,177

 Fourth Quarter 2004:
Riviera Las Vegas        $3,809       (27)       3,836       2,481                                          (511)     5,806
Riviera Black Hawk          467    (1,957)       2,424       1,023                                           511      3,958
Corporate                (5,743)   (4,695)      (1,048)       -         -      -         -        183         -        (865)
                         -------  -------       -------     -------     --    --         --      ----       ----       -----
                        $(1,467)  $(6,679)       5,212      $3,504     $-     $-        $-        183        $-      $8,899

 Twelve Months Ended December 31, 2005:
Riviera Las Vegas       $19,097     $ 32       $19,065      $9,712                                        (1,988)   $26,789
Riviera Black Hawk        2,764   (7,710)       10,474       4,353     467                                 1,988     17,282
Corporate               (25,860) (18,710)       (7,150)       -        310   1,233    1,627      (65)       -        (4,045)
                         -------- --------     -------      ------     ----  ------   ------     ----     ------    -------
                        $(3,999)$(26,388)      $22,389    $ 14,065    $777  $1,233   $1,627     (65)       $-       $40,026

 Twelve Months Ended December 31, 2004:
Riviera Las Vegas       $19,055    $(216)      $19,271      $9,839                                        $(1,952)  $27,158
Riviera Black Hawk        2,988   (7,931)       10,919       4,013                                          1,952    16,884
Corporate               (24,129  (18,898)       (5,231)        -       -       -         -         1,193      -      (4,038)
                         -------- --------      -------       --       --      --        --        ------    --     --------
                       $(2,086) $(27,045)      $24,959     $13,852    $-      $-        $-        $1,193     $-     $40,004

  Balance Sheet Summary
      ($ in 000's)                Dec 31,     Dec 31,
                                  2005        2004
                                -------------------------
Cash and short term investments  $20,571     $18,886
Total current assets              30,797      28,932
Property and equipment, net      171,130     177,115
                                 -------     -------
Total assets                     211,769     217,536
Total current liabilities         25,305      27,599
Long-term debt, net of current
portion                          214,607     215,026
Total shareholders' (deficiency)
equity                           (31,269)    (29,292)

RIVIERA HOLDINGS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

                                     Three months ended    Twelve months ended
(In Thousands, Except                   December 31            December 31
Per Share Amounts)
                                      2005       2004        2005      2004
                                      ----       ----        ----      ----
REVENUES:
  Casino                            $25,375    $26,284    $108,130   $110,461
  Rooms                              11,954     11,036      52,021    46,925
  Food and beverage                   7,487      7,669      34,132    34,123
  Entertainment                       3,789      5,041      17,371    20,767
  Other                               1,808      2,106       8,312     8,243
                                     -------    -------    -------   ------
          Total revenues             50,413     52,136     219,966   220,519
  Less promotional allowances         4,244      4,657      17,739    19,169
                                     -------    -------    --------  ------
          Net revenues               46,169     47,479     202,227   201,350
                                     --------   --------   --------- -------

COSTS AND EXPENSES:
  Direct costs and expenses of
      operating departments:

    Casino                           13,416     13,644      56,092    54,530
    Rooms                             6,323      6,365      27,133    25,987
    Food and beverage                 5,657      5,546      24,645    23,675
    Entertainment                     2,724      3,464      13,214    14,066
    Other                               639        642       2,906     2,836
  Other operating expenses:
    General and administrative
         Equity-based compensation      421                  1,627
         Other general and
               dministrative          9,233      8,919      38,211    40,252
    Mergers, acquisitions and
         development costs,  net        311        183         (65)    1,193
    Sarbanes-Oxley Act                  591                  1,233
    Asset impairment                    579                    777
    Depreciation and amortization     3,570      3,504       14,065   13,852
                                     -------    -------     --------  ------
         Total costs and expenses    43,464     42,267      179,838  176,391
                                     --------   --------    --------  -------

INCOME FROM OPERATIONS                2,705      5,212       22,389   24,959
                                     -------    -------     --------  ------
OTHER (EXPENSE) INCOME:
  Interest expense                   (6,644)    (6,697)     (26,608) (27,079)
  Interest income                        78         18          220       34
                                       ----       ----        -----     ----
          Total other expense        (6,566)    (6,679)     (26,388)  (27,045)
                                     --------   --------    --------  --------

NET LOSS                            $(3,861)   $(1,467)     $(3,999)  $(2,086)
                                     ========   ========    ========  =======

EARNINGS PER SHARE DATA--
  Loss per share,
     basic and diluted               $(0.32)    $(0.13)     $(0.34)   $(0.20)
                                     =======    =======     =======   ======
Weighted-average common and
     common equivalent shares        11,914     11,295       11,833    10,671
                                    ========   ========    ========  ======

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